Exhibit 10.1

December 3, 2012

Sergio Marchionne

1000 Chrysler Drive

Auburn Hills, Michigan 48326

Dear Mr. Marchionne:

This letter memorializes the agreements we have reached in respect of your original director grant of 499,478.5 deferred phantom shares (the “Director Grant”).

1. The gross proceeds payable on the settlement of your Director Grant will be deposited directly into an escrow account with JPMorgan Chase Bank, NA pursuant to the attached Escrow Agreement. You confirm that you have made arrangements to satisfy any tax obligations related to the Director Grant out of your separate, personal funds.

2. You will not be entitled to access the escrow account balance until the date that you cease to serve as a member of the Board, or if earlier, the tenth anniversary of the date of this letter (the “Effective Date”).

3. The Company hereby grants you, as of the Effective Date, 499,478.5 unit appreciation rights (your “UARs”), with a reference price per Chrysler Group Unit equal to $7.99 (the “Reference Price”). Each UAR is a phantom equity interest and constitutes a promise of the Company to pay (or cause to be paid) to you on the Payment Date (as defined below) an amount equal to the positive difference (if any) between the Fair Market Value of a Chrysler Group Unit on the Payment Date and the Reference Price.

4. Your UARs are fully vested on the Effective Date and will become payable on the 30th day after the earlier of (1) the date on which you cease to serve as a member of the Board and (2) the tenth anniversary of the Effective Date (the “Payment Date”).

5. Fair Market Value will be determined by the Committee in the exercise of its reasonable judgment in good faith based upon such methods or procedures as will be established from time to time by the Committee. In determining the value of the Company, the Company may consult with investment bankers, auditors, valuation experts and other advisors, and will not incur any liability for any action taken in good faith in reliance on the advice of such advisors.

6. Before a Chrysler IPO (as defined in the Operating Agreement), payment of UARs will be in the form of cash. On or after a Chrysler IPO, in the Committee’s sole discretion, payment of UARs may be in the form of cash or shares of the resulting Company’s publicly-traded stock; provided, however, that any settlement of the UARs in shares of the Company’s stock will be subject to Member (as defined in the Operating Agreement) voting (and any other applicable) requirements of the Operating Agreement.

7. In the event of an adjustment to the capitalization of the Company, the UARs shall be subject to such equitable adjustments as the

Committee, in its sole discretion, may deem appropriate. Without limiting the generality of the foregoing, in the event of a Chrysler IPO, each UAR shall be equitably converted, as determined by the Committee, into stock appreciation rights of the resulting publicly-held company, subject to Paragraph 6, above.

8. You will have no rights as a Member with respect to the UARs. Absent prior written consent of the Committee, no UARs may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

9. The award of UARs and this letter agreement will be administered by the Committee, and the Committee will have full discretion with respect to any actions to be taken or determinations to be made in connection with this letter agreement and the UARs, and its determinations will be final, binding and conclusive; provided, however that no such action will materially adversely affect your rights hereunder without your consent. This letter agreement will be governed by and construed in accordance with the laws of the State of Michigan, U.S.A., without regard to the conflicts of law principles of any jurisdiction, except to the extent federal law may be applicable.

10. Your UARs are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will be interpreted accordingly; provided, that if and to the extent that any payment is determined to be subject to (and not exempt from) Section 409A, such payment will be made in a manner that complies with Section 409A, and if such payments are to be made upon cessation of services as a member of the Company’s Board, payments will only be paid upon a “separation from service” within the meaning of Section 409A (subject to a six-month payment delay for “specified employees”, if and to the extent required by Section 409A). In no event will the amount payable in respect of each UAR exceed the excess of the Fair Market Value of a Chrysler Group Unit on the Exercise Date over the Settlement Price.

11. A “Chrysler Group Unit” as used in this letter agreement shall mean  1/600 of a “Class A Membership Interest” (as defined in the Operating Agreement) on a fully diluted basis and assuming the conversion of outstanding “Class B Membership Interests” (as defined in the Operating Agreement).

12. Capitalized terms used but not otherwise defined in this letter are used with the meaning assigned in the Amended and Restated Chrysler Group LLC Directors’ Restricted Stock Unit Plan.

IN WITNESS WHEREOF, this letter agreement has been executed by the Company and accepted by you, effective as of the date first above written.

CHRYSLER GROUP LLC

/s/ Nancy A. Rae
Nancy A. Rae
Senior Vice President
Human Resources

Accepted & Agreed:

/s/ Sergio Marchionne	Date:	December 6, 2012
Sergio Marchionne